Exhibit (a)(5)(B)
FOR IMMEDIATE RELEASE

Contacts:	Jeff Lettes Oracle Corporate Communications (650) 506-9564 jeff.lettes@oracle.com	Al Galgano Retek Inc. (612) 587-2485 al.galgano@retek.com
Oracle Announces Acquisition of Retek
SAP Drops Out of Bidding
      REDWOOD SHORES, Calif., — March 22, 2005 — Oracle Corporation (NASDAQ: ORCL) and Retek Inc. (NASDAQ: RETK) announced that they have signed a definitive merger agreement under which Oracle will acquire Retek at a price of $11.25 for each outstanding Retek share. SAP has dropped out of the bidding.
      “Oracle has the largest applications business in North America, and we intend to expand that leadership position,” said Oracle CEO Larry Ellison. “Combining Oracle with Retek is an important step in that direction, and it strengthens our position in the retail applications market globally.”
      “Most Retek customers already run Oracle’s financial and human resources applications, so Oracle buying Retek is a perfect fit for the retail industry,” said Retek customer and Best Buy CIO, Bob Willet.
      “We believe that Oracle’s offer is a good deal for Retek stockholders, and all directors in attendance at our board meeting have recommended that it be accepted,” said Marty Leestma, President and Chief Executive Officer of Retek. “We will work with Oracle over the next several weeks to ensure that the integration is not disruptive for our clients and employees.”
      Oracle and Retek have enjoyed a strong partnership since Retek was founded in 1986. Retek’s products have been developed on Oracle’s technology platform using Oracle’s development tools. Nearly 80 percent of Retek’s customers run their Retek applications on the Oracle database.
      Oracle is the world’s largest enterprise software company. For more information about Oracle, including supplemental financial information, please call Investor Relations at (650) 506-4073 or visit Oracle on the web at www.oracle.com/investor.
THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES. THE SOLICITATION AND THE OFFER TO BUY RETEK’S COMMON STOCK WILL ONLY BE MADE PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS THAT ORACLE CORPORATION FILED ON MARCH 9, 2005, AS AMENDED. STOCKHOLDERS SHOULD READ THESE MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. STOCKHOLDERS MAY OBTAIN THE OFFER TO PURCHASE AND RELATED MATERIALS WITH RESPECT TO THE TENDER OFFER FREE AT THE SEC’S WEBSITE AT WWW.SEC.GOV OR FROM ORACLE CORPORATION.
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